EXHIBIT 99.1
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WESTAMERICA BANCORPORATION
EMPLOYEE STOCK REPURCHASE PROGRAM
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DESCRIPTION OF THE PROGRAM


      The Westamerica Bancorporation Employee Stock Option Repurchase Program (the "Program") gives employees the ability to sell shares of common stock of Westamerica Bancorporation ("WABC") in a cost-free manner. The following is a question and answer statement of the terms and conditions of the Program. Please direct any questions you may have concerning the Program to Mr. Darrin B. Short at (415)257-8009.

PURPOSE
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  1.      What is the purpose of the Program?

  The Program has been established by WABC for the purpose of providing a convenient way for employees of WABC to sell certain shares of common stock of WABC free of charge and brokerage commissions. Pursuant to the Program and in accordance with the terms and conditions described below, WABC will, from time to time, buy back certain stock held by its employees.

  The Program will permit any employee of WABC and its subsidiaries owing Stock (as defined below) the opportunity to sell, solely at his or her own discretion, some or all of his or her Stock, from time to time, directly to WABC without having to employ a broker/dealer or to use the facilities of a national securities exchange or the Nasdaq market.

PARTICIPATION
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  2.      Who is eligible to participate in the Program?

  Only employees of WABC and its wholly owned subsidiaries that are employed at the time of a sale will be eligible to use the Program. The stock must be WABC common stock that (a) has been either: (i) acquired through the exercise of WABC stock options, or (ii) received through common stock grants each of which consists of no more than 50 shares awarded by WABC or its subsidiaries including awards for events such as employment anniversaries or employee achievements, and (b) has been held for more than six months (referred to herein as the "Stock").

  3.      Is participation in the Program mandatory?

  No, employees of WABC and its subsidiaries are not obligated to sell any Stock pursuant to the Program. The Program is optional for all employees.

  4. What price will WABC pay for the shares of Stock repurchased?

  Under the Program, WABC will pay a price for each share of Stock that is equal to the average of the highest and lowest price established for WABC's common stock on the Nasdaq market on the trading day immediately prior to the day upon which WABC receives duly executed stock certificates and all other required documentation. There are no fees, commissions, or other costs to the employee in selling the Stock to WABC.

  The pricing formula was selected because WABC uses the same formula for other plans, including option plans, so the use of this procedure is administratively convenient for WABC. Moreover, WABC's general use of this method of pricing is based upon management's opinion that the average price more accurately reflects most of the previous day's trades and, therefore, it is fairer than simply using the closing price from the previous trading day.

  5. When will employees participating in the Program be paid for their Stock?

  Settlement procedures for the sale of the Stock under the Program will be in compliance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "Exchange
Act").  Consequently, WABC will send payment for the repurchased
Stock no later than the third business day after WABC has received the duly executed Stock certificates and other necessary documentation.

  As part of the settlement procedures and to ensure the eligibility of the Stock being sold through the Program, WABC will require a written representation from the employee that the Stock was obtained by the employee from one of the option plans or awards programs of WABC or its subsidiaries and that the six-month holding period has elapsed. Where possible, the Company will match the original certificate that was issued to the employee with the certificate that is required to be delivered before the transaction is settled.

  6.      When will WABC repurchase Stock under the Program?

  WABC will effect all Program repurchases from its employees only during established window periods, beginning three business days after the public release of WABC earnings information and continuing thereafter for 20 business days. Executive officers may only participate in the Program during the 10-day window period applicable to executive officers. In addition, the Program permits WABC to suspend operation of the Program at any time, including times when WABC is in possession of material nonpublic information.

  7. Is there a maximum amount of Stock that WABC will repurchase annually?

  WABC intends that the Program will be available to its employees on an ongoing basis without any time limit (subject to the above-referenced window period, suspensions and any possible amendment or termination in the future). All shares of Stock duly tendered to WABC in accordance with the Program will be purchased by WABC on a "first come-first served" basis up to an annual limit of 5% of WABC's outstanding common stock. In the unlikely event that employees were to tender an amount of Stock that exceeded the annual limit, WABC would purchase through the Program all of the last-tendered Stock on a pro rata basis.

OTHER INFORMATION
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  8.      What happens to the Stock after it is repurchased by
          WABC?

  The Stock repurchased by WABC pursuant to the Program will be retired.

  9.      May the Program be changed or discontinued?

  WABC reserves the right to amend, modify, suspend, or terminate the Program at any time.

  10. What are the Federal income tax consequences of participation in the Program?

  In most cases, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for your shares of Stock sold to WABC and your adjusted tax basis in such shares. Please consult your personal tax advisor for additional information concerning the tax implications of your participation in the Program.